ECONOMIC DEVELOPMENT AGREEMENT

THIS ECONOMIC DEVELOPMENT AGREEMENT ("Agreement") is entered into by and between the MIDLAND DEVELOPMENT CORPORATION ("MDC"), a Type A corporation pursuant to Chapter 504 of the Texas Local Government Code, as amended, and STARFIGHTERS SPACE TEXAS, INCORPORATED, a Texas corporation ("Company").

I.
Recitals

A. Company is currently headquartered in Cape Canaveral, Florida, and is in the business of supersonic flight, supporting research and development, pilot training, space flight training and advanced scientific programs, including suborbital and orbital launches of experiments and small payloads.

B. Company requires additional flight locations and storage space to accommodate its expanding business activities and enterprises.

C. MDC and Company desire to set forth the terms and conditions upon which MDC will be provided certain incentives to Company as consideration for Company's (i) expansion of its business operations to the Midland International Air & Space Port, (ii) creation and retention of primary jobs within the corporate limits of the City of Midland, and (iii) relocation of certain capital assets and equipment at the Midland International Air & Space Port.

D. MDC and Company desire to collaborate to obtain FAA approval and certification of a high-speed airspace corridor between Midland International Air & Space Port and Spaceport America, utilizing supersonic aircraft owned by Company.

E. Company will exercise reasonable efforts to employ Midland residents and to advertise the availability of job openings in Midland, Texas. Additionally, when it is not possible to hire Midland residents, Company will exercise its best efforts to recruit new residents to live in Midland, Texas, and to advertise the availability of job openings in Midland, Texas.

F. Company anticipates relocating, creating, and/or maintaining twenty-three (23) Full-Time Jobs (as defined herein) at the Midland International Air & Space Port by December 31, 2033.

G. In addition to relocation, creation, and/or maintenance said Full-Time Jobs, Company anticipates that it will relocate at least $78,000,000.00 in capital assets and equipment to the Midland International Air & Space Port.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MDC and Company hereby agree as follows:

II.
Definitions

When used in this Agreement, capitalized terms not otherwise defined shall have the meanings set forth below:

A. "Assets" means Company's owned capital assets and equipment that are relocated to and utilized at the Midland International Air & Space Port. The Assets are more particularly described in Exhibit A, which is attached hereto and incorporated herein for all purposes.

B. "Business" means Company' commercial operations to be conducted at the Midland International Air & Space Port, including, but not limited to, its use as an inland base and testing location for Company's fleet of supersonic aircraft. The Business is more particularly described in Exhibit B, which is attached hereto and incorporated herein for all purposes.

C. "Business Day" Business Day shall mean each day, Monday through Friday, except to the extent any day is a holiday recognized by the federal government of the United States or a state holiday recognized by the State of Texas.

D. "Effective Date" means September 24, 2024.

E. "Full-Time Job" means a position of employment that requires an individual to: (i) work 1,620 hours per year, including allowance for vacation, sick leave, earned time off, and any other similar leave pursuant to Company's policies and practices; and (ii) spend a substantial amount of the individual's time performing job duties at the Midland International Air & Space Port. The term "Full-Time Job" may include independent contractors who receive an IRS Form 1099.

III.
Obligations of Company

A. Asset Relocation Obligation. Company shall relocate the Assets to a facility at the Midland International Air & Space Port in accordance with the following schedule:

1. Assets totaling $60,000,000.00 by December 31, 2025.

2. Assets totaling $78,000,000.00 by December 31, 2027.

The Assets shall be evidenced with the Annual Certification as provided in Section III.C of this Agreement, no later than December 31st of each year during the term of this Agreement.

B. Full-Time Jobs Obligation. Company shall make commercially reasonable efforts to relocate, create, and/or maintain Full-Time Jobs in accordance with the following schedule:

1. Three (3) Full-Time Jobs as of December 31, 2026.

2. Ten (10) Full-Time Jobs as of December 31, 2030.

3. Fifteen (15) Full-Time Jobs as of December 31, 2031.

4. Twenty (20) Full-Time Jobs as of December 31. 2032.

5. Twenty-Three (23) Full-Time Jobs as of December 31, 2033.

Company shall maintain said Full-Time Jobs for the duration of the term of this Agreement. The failure to meet the Full-Time Jobs requirement contained in this Section shall not be considered a default of this Agreement.

C. Annual Compliance Certifications. For the period beginning on the Effective Date through December 31, 2024, and every for subsequent calendar year thereafter during the term of this Agreement (each a "Compliance Year"), Company shall submit a compliance certification (each an "Annual Certification") to MDC, as described in Section IX.B below. Each Annual Certification shall certify to MDC the following:

1. The total Full-Time Jobs created and maintained for the Compliance Year; and

2. The total Assets located at the Midland International Air & Space Port as of the last day of the Compliance Year.

Company shall submit an Annual Certification to MDC within sixty (60) days following the end of each Compliance Year.

D. Continuous Operation of the Business. Company shall initiate and thereafter continuously conduct its Business during the term of this Agreement.

E. Hangar Leases. The parties acknowledge Company's need for sufficient hangar space to store the Assets safely and securely. Furthermore, the parties acknowledge that, as of the Effective Date, a hangar facility with sufficient capacity to store the entirety of the Assets is not available for Company's use. Company's relocation of the Assets shall occur incrementally as additional hangar space becomes available for Company's use. Accordingly, the parties intend for this Section to provide a framework for the temporary, short-term, and long-term storage of the Assets at the Midland International Air & Space Port.

1. Temporary Hangar Lease. To accommodate the arrival of the first portion of Assets at the Midland International Air & Space Port, Company shall execute a temporary hangar lease or other similar agreement for the storage of the relocated Assets (the "Temporary Hangar Lease"). The Temporary Hangar Lease shall provide for Company's use of sufficient space to store the relocated Assets until such time that Company executes the Short-Term Hangar Lease (as defined below) and takes possession of the leased premises that is the subject of the Short-Term Hangar Lease. Company shall be responsible for all costs associated with the Temporary Hangar Lease in accordance with the obligations of the MDC in section IV.B.

2. Short-Term Hangar Lease. The parties expect for certain hangar space located in the George H.W. Bush Hangar owned by the City of Midland, Texas (the "City") to become available for lease following the Effective Date. If said hangar space becomes available for lease, Company shall use its best efforts to enter into a short-term hangar lease or other similar agreement with City for Company's use of said hangar space to conduct its Business and for the storage of the Assets (the "Short-Term Hangar Lease"). Provided sufficient space in the George H.W. Bush Hangar is available for lease, Company shall endeavor to lease sufficient space to accommodate all Assets anticipated to be relocated to the Midland International Air & Space Port under this Agreement. The Short-Term Hangar Lease shall provide for Company's use of sufficient space to conduct its Business and store the relocated Assets until such time that Company executes the Long-Term Hangar Lease (as defined below) and takes possession of the New Hangar (as defined in Section IV.C below). Company shall be responsible for all costs associated with the Short-Term Hangar Lease. The Short-Term Hangar Lease shall provide for fuel storage proximate to the hangar that is readily accessible by Company.

3. Long-Term Hangar Sublease. Subject to the satisfaction of MDC's obligations contained in Section IV.C, Company shall execute a long-term hangar sublease with MDC for Company's use of the New Hangar for the storage of the Assets and to conduct its Business (the "Long-Term Hangar Sublease"). The Long-Term Hangar Sublease shall provide for Company's use of the New Hangar throughout the term of this Agreement. The Long-Term Hangar Sublease shall provide for fuel storage proximate to the hangar that is readily accessible by Company.

IV.
Obligations of MDC

A. Relocation Costs. MDC shall provide Company with certain funding for the costs associated with Company's relocation of the Assets from Cape Canaveral, Florida, to the Midland International Air & Space Port (the "Relocation Costs") as contemplated by Section III.A. The Relocation Costs are more particularly described in Exhibit C. which is attached hereto and incorporated herein for all purposes. Notwithstanding any contrary provision contained herein, MDC shall not be required to reimburse Company for the Relocation Costs in excess of Two Million, Fifty-One Thousand, Five Hundred Sixty and No/100 Dollars ($2,051,560.00) in the aggregate. MDC shall pay Relocation Costs within ten (10) days after receiving written notice from Company that a relocation has commenced and is in progress. The written notice shall contain a summary of the relocation operations. including a timeline, budget, and list of incurred and anticipated expenses. Relocation Costs pre-paid to Company shall be verified by invoices after a relocation is complete. Company shall submit all invoices relating to a relocation operation within sixty (60) days following the completion of the same. Following MDC's receipt of a relocation invoice, MDC shall determine whether the amount pre-paid to Company exceeds the actual invoice total for the relocation. If MDC determines that the pre-paid amount exceeds the actual invoice total, then the MDC Executive Director shall notify Company in writing of such excess payment. Company shall remit payment to MDC in the amount of the excess payment, which shall become due and payable thirty (30) days after the date the written notice of excess payment is sent by MDC.

B. Hangar Space Reimbursement. During the terms of the Temporary Hangar Lease and Short-Term Hangar Lease, MDC shall provide Company a monthly reimbursement in an amount not to exceed Eight Thousand and No/100 Dollars ($8,000.00) to be used exclusively for the temporary and short-term storage of the Assets at the Midland International Air & Space Port. MDC shall make such monthly reimbursement payments to Company as it incurs and pays the rental payments pursuant to the Temporary Hangar Lease and Short-Term Hangar Lease. Each monthly reimbursement payment shall become due and payable thirty (30) days after the date MDC receives a reimbursement invoice evidencing Company's payment of the monthly rent due under the Temporary Hangar Lease or Short-Term Hangar Lease, as applicable. Notwithstanding the foregoing, MDC shall have the right to prepay any monthly reimbursement payment(s) due under this Agreement at the discretion of the MDC Chairman.

C. New Hangar Construction; Sublease to Company. MDC shall seek to enter into a long-term ground lease with City for the lease of certain City-owned real property located at the Midland International Air & Space Port (the "Property"). The Property is further described and depicted on Exhibit D, which is attached hereto and incorporated herein for all purposes. Following MDC's execution of the long-term ground lease for the Property, which shall be for a term of not less than ten (10) years, MDC shall construct (or cause to be constructed) a new hangar facility on the Property with approximately 100,000 square feet of usable space (the "New Hangar"). Upon the completion of the New Hangar, MDC and Company shall execute the Long-Term Hangar Sublease that contemplates Company's occupancy of the New Hangar for the purpose of conducting its Business and accommodating the storage of the Assets. Company's sublease of the New Hangar shall be conditioned upon Company's continuous and exclusive use of the New Hangar as contemplated by this Agreement and the Long-Term Hangar Sublease. Company shall receive lease abatement in the New Hangar from the MDC for the term of the agreement so long as the Company certifies its obligations as defined in Article III are met and maintained.

V.
MDC's Remedies Upon Default

The parties agree that if Company defaults under this Agreement, MDC shall be entitled to pursue, in addition to those remedies to which it may be entitled at law or in equity, those remedies specifically provided for and enumerated in the Long-Term Hangar Sublease and this Agreement. MDC shall have all rights and remedies set forth in the Long-Term Hangar Sublease, this Agreement, and those provided by law.

VI.
Cure Period

In lieu of exercising the right and remedies referenced in Section V after MDC gives Company written notice of its default as set forth in this Agreement, MDC may, in its sole and absolute discretion, elect to allow Company a period not to exceed ninety (90) days to cure any such default. Any such election by MDC to allow Company the opportunity to cure such a default shall in no way be construed or operate as a waiver of any MDC right contained in this Agreement or the Long-Term Hangar Sublease.

VII.
Term

Upon execution by the parties, this Agreement becomes effective on the Effective Date and shall terminate (i) on the tenth anniversary of the Effective Date, (ii) when terminated by mutual agreement of the parties, or (iii) when terminated as set forth in Section VIII or Section X.E. Notwithstanding any contrary provision contained herein, if MDC fails to execute a long-term ground lease for the Property by December 31, 2029 or fails to complete construction of the New Hangar by December 31, 2030 using commercially reasonable efforts, either party may terminate this Agreement by issuing thirty (30) days' written notice to the other party; upon such termination becoming effective, neither party shall have any further rights or obligations under this Agreement unless specifically provided for herein.

VIII.
Applicable Statutes, Rules, and Regulations

The parties acknowledge that the Midland International Air & Space Port and its owner, City, are subject to the Airport and Airway Improvement Act of 1982, as amended and recodified at 49 U.S.C. 47107(a)(1), as well as the Federal Aviation Administration's Airport Improvement Program. The parties further acknowledge that City is generally required to make the Midland International Air & Space Port available to users that participate in aeronautical activities and that City is prohibited from causing or permitting any activity that interferes with use of the Midland International Air & Space Port for aeronautical purposes. MDC has fully and completely disclosed the requirements referenced herein to Company. Company has satisfied itself of said requirements and warrants that it is entering into this Agreement subject to said requirements. MDC has made no warranty or representation that Company's activities at the Midland International Air & Space Port will be compliant with the requirements referenced in this Section. Company hereby represents and warrants that its Business and related activities contemplated to be conducted at the Midland International Air & Space Port comply with said requirements.

Notwithstanding any other provision contained in this Agreement, the parties agree that if the Federal Aviation Administration (the "FAA") determines that Company's Business and related activities contemplated to be conducted at the Midland International Air & Space Port do not comply with the requirements of 49 U.S.C. 47107(a)(1), the FAA's Airport Improvement Program, or any other applicable statute, rule, or regulation, that upon either party's notice of such determination, this Agreement shall automatically terminate in its entirety and be of no further force or effect. Said automatic termination shall occur without penalty to either party. In the event of such automatic termination, the parties shall be fully discharged of all obligations due hereunder.

Company acknowledges that this Agreement is made subject to the above-referenced statues, rules, and regulations. MDC has not provided Company with any warranties as to its Business and related activities contemplated to be conducted at the Midland International Air & Space Port, and the applicable statutes, rules, or regulations referenced herein. Company acknowledges that MDC has not warranted: (i) the Midland International Air & Space Port for any particular use, or (ii) Company's quiet enjoyment of any portion of the Midland International Air & Space Port with regards to the provisions contained in this Section. Company acknowledges that the FAA may determine that Company's Business and related activities contemplated to be conducted at the Midland International Air & Space Port do not constitute aeronautical purposes. Company agrees to hold MDC and the City of Midland harmless if the FAA makes such a determination.

Notwithstanding any other provision contained in this Agreement, if Company creates any condition that does not conform to the purpose of Company's Business and related activities to be conducted at the Midland International Air & Space Port as contemplated herein, and said condition causes the FAA to determine that Company's Business and related activities do not comply with the requirements of 49 U.S.C. 47107(a)(1), the FAA's Airport Improvement Program, or any other applicable statute, rule, or regulation, and Company has exercised all reasonable administrative efforts to appeal said determination by the FAA, then this Agreement shall terminate and all rent payments contemplated by the Long-Term Hangar Sublease shall, at MDC's option, thereupon immediately become due and payable to MDC. Company shall be obligated to pay such accelerated notwithstanding MDC's election to pursue any remedy otherwise provided in this Agreement, the Long-Term Hangar Sublease, or by law.

IX.
Special Conditions

A. Specific Obligations. Notwithstanding any other provision hereof that may be interpreted otherwise, MDC's obligations due hereunder shall only consist of those specifically listed in Section IV. Company agrees that MDC shall not be required to observe any obligation or provide any incentive to Company other than those contained in Section IV.

B. Certifications. Company agrees to the following certification requirements:

1. As to the certifications required in Section III.B and Section III.C.1, Company shall provide reasonable evidence or supporting documentation. Documentation for employment numbers may be in the form of Texas Workforce Commission Employer Quarterly Reports, or certified employee rosters that show the hours worked and positions filled, or such other reports as may be agreed upon by MDC and Company. Upon request, MDC may review Company's Texas Workforce Commission Employer Quarterly Reports in Midland, Texas, but may not copy or retain a copy of said reports.

2. Company shall allow MDC reasonable access to the leased premises that are the subject of the Temporary Hangar Lease, Short-Term Hangar Lease, and Long-Term Hangar Sublease, as applicable and subject to any applicable security clearances imposed by the United States Government, for purposes of determining Company's compliance with the employment certifications given by Company, provided that such access shall be: (i) with prior written notice, (ii) accompanied by representatives of Company, and (iii) occur during normal business hours.

3. When requested in writing by MDC, Company shall provide a notarized statement in a form acceptable to MDC that, to Company's knowledge, Company is in compliance with each applicable provision of this Agreement.

4. All certifications required under this Agreement shall be signed and sworn to by Company's chief executive officer and chief financial officer before a notary and shall contain an appropriate jurat and statement that the information contained in the certification is true and correct.

5. Company shall maintain, during the term of this Agreement and for a period of three (3) years following expiration of the term, all records necessary to confirm that the Company is capable of meeting its obligations under this Agreement and that the Company has met its obligations under this Agreement relating to the Full-Time Jobs and Assets, including such records maintained by a parent company, affiliate, subsidiary or other related party, and including (as appropriate): (i) all payroll records and daily time sheets and other records of personnel utilization on work activities (including records on an hourly basis for personnel); (ii) invoices for materials and equipment; (iii) drawings, specifications, schedules, instructions, receipts; and (iv) agreements, subcontracts and purchase orders relating to the Assets. Upon reasonable advance-written notice, Company shall, subject to confidentiality and privacy obligations, make all such documents available to MDC for inspection, audit and copying, regardless of whether a dispute is then pending between the parties. Access shall be provided to MDC and/or the accounting firm designated by MDC, in its sole and absolute discretion, to perform such review during normal business hours in an adequate workspace. Upon receipt of a written request made by MDC, Company shall reimburse all reasonable costs incurred by MDC relating to the inspection, audit and copying of said documents.

C. Covenants. Company makes the following covenants to MDC and agrees that in the event of failure of Company to comply with such covenants, the breach of any one of which shall constitute an event of default, MDC may terminate this Agreement, at its sole and absolute discretion:

1. Company is a legal entity duly organized, validly existing and in good standing and is duly authorized to do business in the State of Texas.

2. The execution of this Agreement has been duly authorized by Company's board of directors or other governing body, or by officers empowered to execute such agreements and bind Company, and is not in contravention of the provisions of Company's articles of incorporation or bylaws, or of any agreement or instrument to which Company is a party to or by which they may be bound, the breach of which would have a material, adverse effect on Company and its operations.

3. There are no bankruptcy proceedings currently pending by or against Company.

4. None of Company's assets are subject to any material lien, security interest or other encumbrance, except as reflected in writing and furnished to MDC prior to the Effective Date.

5. No certificate or statement delivered or to be delivered by Company to MDC under this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading in any material respect by reason of any omission.

D. Suspension. MDC, under the following circumstances and at its sole discretion, may terminate this Agreement:

1. The insolvency of Company. "Insolvency" shall have the meaning set forth in federal bankruptcy law.

2. The appointment of a receiver of Company, or of all or any substantial part of their property, and the failure of such receiver to be discharged within sixty (60) days thereafter.

3. The adjudication of Company as bankrupt, the filing by Company of a petition to be adjudged bankrupt, or a petition or answer seeking reorganization or admitting the material allegations of a petition filed against Company in any bankruptcy or reorganization proceeding.

E. Additional Covenants. If Company should fail to comply with any of the following provisions, and such failure continues for thirty (30) days following written notice to Company (each, an event of default), MDC may terminate this Agreement.

1. Company, or any affiliate of, or successor to Company, shall continuously conduct its Business and related activities at the Midland International Air & Space Port in accordance with Company's obligations set forth in this Agreement at all times during the term of this Agreement.

2. Company shall pay, or cause to be paid, before delinquent all ad valorem taxes assessed against the Property, any capital improvements thereon, and Assets to the taxing authorities having jurisdiction, as may be set forth in the Long-Term Hangar Sublease. In addition, Company shall pay before delinquent all employment, income, franchise and all other taxes to all local, state and federal entities.

3. Company shall, on a yearly basis during the term of this Agreement, provide MDC with tax certificates from Midland Central Appraisal District demonstrating that all taxes on the Property and capital improvements thereon (during the term of the Long-Term Hangar Sublease only), and the Assets have been paid in full to the current tax year.

4. Company shall obtain and maintain all necessary rights, licenses, and permits to carry on it Business and related activities at the Midland International Air & Space Port.

5. Company agrees that, as to all programs and activities arising out of this Agreement, it shall comply in all material respects with all Civil Rights Acts and specifically will not discriminate against any person on the basis of race, color, national origin, religion, age, sex, disability, or any other protected class of persons recognized under state or federal law.

6. Company agrees that it shall comply with Texas Government Code Section 2264.001 et seq., as amended.

F. Interpretation of Terms & Obligations. The parties acknowledge and agree the canon of construction that "any ambiguities are to be construed against the drafter" shall not be employed in the interpretation of this Agreement. Notwithstanding any other provision contained herein to the contrary, the parties agree that if there is a dispute regarding whether a particular item falls within the definition of "Full-Time Job" or "Asset," the parties shall negotiate and attempt to resolve the issue between the parties.

G. Collaboration to Pursue State and Federal Funding. The parties shall use commercially reasonable efforts to collaborate with each other in pursuing funding from state and federal sources for uses that include, but not limited to, employee training costs, employee relocation costs, and job creation incentives.

H. High-Speed Airspace Corridor Approval and Certification. The parties shall use commercially reasonable efforts to collaborate with third parties in obtaining the necessary data and approvals that will result in FAA approval and certification of a high-speed airspace corridor between Midland International Air & Space Port and Spaceport America.

X.
General Terms

A. Entire Agreement. This Agreement embodies the complete agreement of the parties hereto, superseding all oral or written, previous and contemporary agreements, excluding the Long-Term Hangar Sublease, between the parties relating to matters in this Agreement; and except as otherwise provided herein, this Agreement cannot be modified or amended without a written agreement of the parties.

B. Legal Relationships. The parties are not, and shall not be considered as, joint venturers, partners, or agents of each other and no party shall have the power to bind or obligate another, except as set forth in this Agreement. The parties agree not to represent to anyone that they are agents of one another or have any authority to act on behalf of one another. It is mutually understood and agreed that nothing in this Agreement is intended or shall be construed as in any way creating or establishing any partnership, joint venture, or agency between MDC and Company. Further, it is specifically understood and agreed that nothing in this Agreement is intended or shall be construed as creating a community of pecuniary interest or an equal right of control that would give rise to vicarious liability.

C. No Third-Party Beneficiary. The parties' approval of this Agreement does not create a third-party beneficiary. There is no third-party beneficiary to this Agreement. No person or entity that is not a party to this Agreement shall have any third-party beneficiary or other rights hereunder.

D. Independent Contractor. It is expressly understood and agreed that Company shall perform all work and services described herein as an independent contractor and not as an officer, agent, servant or employee of MDC; that Company shall have exclusive control of and the exclusive right to control the details of the services and work performed hereunder, and all persons performing the same; and shall be solely responsible for the acts and omissions of its officers, agents, employees, contractors and subcontractors; that the doctrine of respondeat superior shall not apply as between MDC and Company, its officers, agents, employees, contractors and subcontractors; and that nothing herein shall be construed as creating a partnership or joint enterprise between MDC and Company. No person performing any of the work and services described hereunder shall be considered an officer, agent, servant or employee of MDC. Company shall be independent contractors under this Agreement and shall assume all the rights, obligations and liabilities applicable to it as such independent contractors hereunder. MDC does not have the power to direct the order in which the work is done. MDC shall not have the right to control the means, methods or details of Company's work. Company shall assume exclusive responsibility for the work. Company is entirely free to do the work in its own way.

E. Termination. This Agreement may be terminated (i) by mutual agreement of the parties or (ii) by any party upon the failure of the other party to fulfill an obligation as set forth herein if the default is not cured within thirty (30) days following the issuance of written notice from the non-defaulting party reasonably specifying such default. Additionally, this Agreement may be terminated as specifically provided for in Section VIII herein.

A termination of this Agreement shall terminate the Long-Term Hangar Sublease. A termination of the Long-Term Hangar Sublease shall terminate this Agreement. A termination of this Agreement without liability to either party shall terminate the Long-Term Hangar Sublease without liability to either party. A termination of the Long-Term Hangar Sublease without liability to either party shall terminate this Agreement without liability to either party. Uncured defaults under either this Agreement or the Long-Term Hangar Sublease shall be deemed uncured defaults of the other agreement, and contractual and legal termination procedures shall apply to both this Agreement and the Long-Term Hangar Sublease.

F. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of the Agreement, and of the signature pages, by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail (i.e., .pdf format) shall be deemed to be original signatures for any purpose(s) whatsoever.

G. Governing Law & Venue. The laws of the State of Texas shall govern, construe and enforce all rights and duties of the parties, including but not limited to tort claims and any contractual claims or disputes arising from or relating in any way to the subject matter of this Agreement, without regard to conflict of laws and rules that would direct application of the laws of another jurisdiction. All performance and payments made pursuant to this Agreement shall be deemed to have occurred in Midland County, Texas. All payments under this Agreement are deemed to have taken place in Midland County, Texas. The sole, exclusive, and mandatory venue for any claim, suit, dispute, or any other action arising from, relating to, or concerning in any way this Agreement shall be in Midland County, Texas.

H. Legal Construction. In case one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

I. Legal Compliance. This Agreement is subject to all applicable municipal, county, state and federal laws, regulations, orders and rules and Company agrees that it will comply in all material respects with all such applicable laws, regulations, orders and rules of the State of Texas and other such governmental agencies. As used in this Agreement, the phrase "applicable law" is deemed to include the foregoing.

J. Assignment. This Agreement shall be binding upon the parties hereto and their successors and assigns. This Agreement may not be assigned by a party without the prior written consent of the other party.

K. Force Majeure. If either party is delayed, hindered in, or prevented from the performance of any obligation required under this Agreement by act of God, strike, lockout, hazardous material, latent defects, labor trouble, inability to procure materials, labor shortages, utility delays, pandemic, unseasonable weather affecting construction or operation, failure of power, riot, insurrection, war, national, regional or local emergency, MDC's inability to execute a long-term ground lease for the Property, the premature termination of the Temporary Hangar Lease or Short-Term Hangar Lease due to no fault of Company, or other similar event beyond the reasonable control of the delayed party, and that is not the result of an intentional act or misconduct (each, a "Force Majeure" event), then: (i) the delayed Party shall promptly provide written notice to the other party of such Force Majeure event to the other Parties; and (ii) the delayed Party's performance of such act shall be excused for the period of the delay; and (iii) the period for the performance of any such act shall be extended for a period equal to the period of such delay.

L. Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, PAYMENT OF LIQUIDATED DAMAGES, OR OTHER NONPERFORMANCE PENALTY, HOWEVER CAUSED AND PURSUANT TO ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT, OR OTHERWISE, REGARDLESS OF WHETHER THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY. THIS SECTION SHALL NOT BE CONSTRUED OR INTERPRETED AS A WAIVER OF GOVERNMENTAL IMMUNITY.

XI.
Miscellaneous

A. Certification Regarding Undocumented Workers: Company certifies that it and its Affiliates do not and will not knowingly employ an Undocumented Worker, as defined below, during the term of this Agreement. "Undocumented Worker" shall mean an individual who, at any time during employment, is not: (i) lawfully admitted for permanent residence to the United States; or (ii) otherwise authorized under applicable law to be employed on any basis or under any program in the United States. Company shall immediately notify MDC if (i) Company becomes aware of it or its Affiliate employs or has employed an Undocumented Worker, (ii) Company becomes aware or receives notice that it or its Affiliated is alleged to have employed an Undocumented Worker, or (iii) Company or its Affiliate is convicted of a violation as referenced in the following paragraph.

If during the term of this Agreement, Company or any of its Affiliates knowingly employ any Undocumented Worker and is convicted of a violation under 8 U.S.C. § 1324a(f), Company shall forfeit its claim to any incentives owed to it by MDC under this Agreement or the Long-Term Hangar Sublease, and MDC shall be fully and completely discharged from all obligations due hereunder.

B. Severability. If any provision of this Agreement is held invalid or otherwise unenforceable by any court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect. Any provision of this Agreement held invalid or otherwise unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

C. Notices. All notices permitted or required hereunder shall be in writing, signed by the party giving such notice and delivered either (i) personally; (ii) by certified mail, return receipt requested, postage prepaid addressed to the party at the address listed below; (iii) delivered by a nationally recognized courier service; or (iv) via email or fax, provided that concurrent notice is delivered by any other approved method of delivery outlined in subsections (i) through (iii) above. Notices under this paragraph will be deemed effective if sent to the party or person identified below:

If to MDC:	If to Company:

Midland Development Corp. Attn: MDC Chairman Attn: Executive Director 200 N. Loraine St., Suite 610 Midland, Texas 79701	Starfighters Space Texas, Incorporated Attn: Rick Svetkoff 1608 N. Jasmine Avenue Tarpon Springs, Florida 34689

With Copy To:

City Attorney's Office City Hall 300 Loraine St., Suite 320 Midland, Texas 79701

D. Paragraph Headings. The paragraph headings inserted in this Agreement are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Agreement or any provisions hereof, or in any way affect the interpretation of this Agreement.

E. Binding Effect. This Agreement shall inure to the benefit of, and shall be legally binding upon, the parties hereto and their respective heirs, successors, assigns and legal representatives.

F. Findings Incorporated. The recitals are hereby incorporated into the body of this Agreement for all rights and purposes, and shall be considered part of the mutual covenants, consideration and promises that bind the parties in the same manner as the material terms and provisions hereof.

G. Waiver of Attorney Fees. BY EXECUTING THIS AGREEMENT, COMPANY AGREES TO WAIVE AND DOES HEREBY WAIVE ANY CLAIM IT HAS OR MAY HAVE IN THE FUTURE AGAINST MDC REGARDING THE AWARD OF ATTORNEY FEES THAT IS IN ANY WAY RELATED TO THIS AGREEMENT, OR THE CONSTRUCTION, INTERPRETATION OR BREACH OF THIS AGREEMENT. COMPANY AGREES THAT IF COMPANY BRINGS OR COMMENCES ANY LEGAL ACTION OR PROCEEDING RELATED TO THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, VALIDITY OR BREACH OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY ACTION PURSUANT TO THE PROVISIONS OF THE TEXAS UNIFORM DECLARATORY JUDGMENTS ACT (TEXAS CIVIL PRACTICE AND REMEDIES CODE SECTION 37.001, ET SEQ., AS AMENDED), THAT COMPANY AGREES TO WAIVE AND RELINQUISH ANY AND ALL RIGHTS TO THE RECOVERY OF ATTORNEY FEES TO WHICH IT MIGHT OTHERWISE BE ENTITLED.

COMPANY AGREES THIS IS THE VOLUNTARY AND INTENTIONAL RELINQUISHMENT AND ABANDONMENT OF A PRESENTLY EXISTING KNOWN RIGHT. THIS SECTION SHALL NOT BE CONSTRUED OR INTERPRETED AS A WAIVER OF GOVERNMENTAL IMMUNITY.

COMPANY IS RELYING ON ITS OWN JUDGMENT. COMPANY ACKNOWLEDGES THAT COMPANY HAD THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH LEGAL COUNSEL PRIOR TO ITS EXECUTION. THE WAIVER CONTAINED IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

H. Amendment. This Agreement may only be amended by written instrument executed by both parties expressly stating the intention to amend this Agreement. No amendment shall be effective unless approved by a resolution duly passed by the MDC Board of Directors and the Midland City Council.

I. Release. COMPANY HEREBY RELEASES, ACQUITS, RELINQUISHES AND FOREVER DISCHARGES MDC, MDC'S BOARD MEMBERS, ATTORNEYS, EMPLOYEES, AND OFFICERS, FROM ANY AND ALL DEMANDS CLAIMS, DAMAGES, OR CAUSES OF ACTION OF ANY KIND WHATSOEVER THAT COMPANY HAS OR MIGHT HAVE IN THE FUTURE, INCLUDING, BUT NOT LIMITED TO, BREACH OF CONTRACT, QUANTUM MERUIT, CLAIMS UNDER THE DUE PROCESS AND TAKINGS CLAUSES OF THE TEXAS AND UNITED STATES CONSTITUTIONS, TORT CLAIMS, MDC'S NEGLIGENCE, OR RELATING TO ANY FAA RULE OR REGULATION AND THE ENFORCEMENT OF THE SAME. THE RELEASE CONTAINED IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

J. Consideration. MDC and Company hereby agree and acknowledge that this Agreement is supported by good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties.

K. Governmental Immunity. By executing this Agreement, MDC is not waiving its right of governmental immunity. MDC is not granting consent to be sued by legislative resolution or action. THERE IS NO WAIVER OF GOVERNMENTAL IMMUNITY.

L. Governmental Function. MDC AND COMPANY HEREBY ACKNOWLEDGE AND AGREE THAT THE ENTIRETY OF MDC'S PERFORMANCE UNDER THIS AGREEMENT CONSTITUTES A GOVERNMENTAL FUNCTION. BY ENTERING INTO THIS AGREEMENT, COMPANY RELEASES MDC FROM ANY PRESENT OR FUTURE CLAIM ASSERTING MDC'S PERFORMANCE UNDER THIS AGREEMENT IS NOT A GOVERNMENTAL FUNCTION. MDC AND COMPANY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT IS IN THE PUBLIC INTEREST AND SERVES A PUBLIC PURPOSE OF THE STATE OF TEXAS AND CITY OF MIDLAND IN PROMOTING THE WELFARE OF THE GENERAL PUBLIC ECONOMICALLY BY SECURING AND RETAINING BUSINESS ENTERPRISES AND AS A RESULT OF MAINTAINING A HIGHER LEVEL OF EMPLOYMENT, ECONOMIC ACTIVITY, AND STABILITY. COMPANY'S OBLIGATIONS CONTAINED IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

M. No Disparity of Bargaining Position. MDC and Company agree that there was no disparity of bargaining power between the parties in the negotiation and execution of this Agreement. MDC and Company acknowledge and agree that they were represented by legal counsel. MDC and Company acknowledge and agree that they read and understood the entire Agreement prior to its execution. MDC and Company acknowledge and agree that there were numerous compromises and concessions made by the parties resulting in the agreed-upon terms of this Agreement.

N. Notice of Alleged Breach; Statutory Prerequisites. As a condition precedent to filing suit for alleged damages incurred by an alleged breach of an express or implied provision of this Agreement, Company or its legal representatives shall give the MDC Chairman notice in writing (consisting of one (1) original and two (2) copies of the notice attached to a copy of this Agreement) of such damages, duly verified, within one hundred twenty (120) days after the same has been sustained. The discovery rule does not apply to the giving of this notice. The notice shall include when, where and how the damages occurred, the apparent extent thereof, the amount of damages sustained, the amount for which Company will settle, the physical and mailing addresses of Company at the time and date the claim was presented and the physical and mailing addresses of Company for the six (6) months immediately preceding the occurrence of such damages, and the names and addresses of the witnesses upon whom Company relies to establish its claims. Failure to so notify the MDC Chairman within the time and manner provided herein shall exonerate, excuse and except MDC from any liability whatsoever. MDC is under no obligation to provide notice to Company that Company's notice is insufficient. MDC reserves the right to request reasonable additional information regarding the claim. Said additional information shall be supplied within thirty (30) days after receipt of notice.

The statutory prerequisites outlined herein constitute jurisdictional requirements pursuant to Texas law. Notwithstanding any other provision, Company's failure to comply with the requirements herein shall perpetually bar Company's claim for damages regardless of whether MDC has actual or constructive notice or knowledge of said claim or alleged damages. Company agrees that the requirements of this Section are reasonable. The obligations contained in this Section shall survive the termination of this Agreement.

O. Approval Required. This Agreement shall not become effective until approved by a resolution of the Midland City Council.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. TIME IS OF THE ESSENCE WITH REGARDS TO ALL DEADLINES IN THIS AGREEMENT.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES TO FOLLOW

IN WITNESS WHEREOF, MDC and Company have executed this Agreement as of the Effective Date.

MIDLAND DEVELOPMENT CORPORATION A Texas non-profit corporation,

/s/ P. Lourcey Sams
P. Lourcey Sams, Chairman

ATTEST:
/s/ Jill Pennington
Jill Pennington, Secretary

STARFIGHTERS SPACE TEXAS, INCORPORATED, A Texas corporation.
		By:	/s/ Rick Svetkoff

		Name:	Rick Svetkoff

		Title:	President/CEO

THE STATE OF FL	§
§
COUNTY OF Pinellas	§

BEFORE ME, Beverly Lees, a notary public, on this day personally appeared
10/7/24              , Richard Svetkoff         of STARFIGHTERS SPACE TEXAS, INCORPORATED, a Texas corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as the act and deed of said organization for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE THIS          7                           day of
October             , A.D., 2024.

/s/ Beverly Lees
Notary Public, in and for the State of FL

EXHIBIT A

For the purposes of MDC Agreement with Starfighters International and Starfighters Space Texas please find the following assets as being physically on property at MDC located at KMAF, Midland Texas at the time of this writing and / or promised in good faith as agreed upon.

- TF-104 Starfighter N991SF — Forecast to arrive on site KMAF 23 September 2024
- F-104 Starfighter N104RN — On site KMAF
- F-104 Starfighter N104RD — Forecast to arrive on site KMAF Quarter 1, 2025
- 2 X F-4 Phantom II — Forecast to arrive on site KMAF Quarter 1, 2025
- DC-9 Zero G Test Bed — Forecast to arrive on site KMAF Quarter 1, 2025
- 2 x General Electric J-79-11 — Engines on site KMAF
- 1 x Engine Stand — On Site KMAF

EXIBIT B

Kennedy Space Center
Figure 1 Our HQ's are located on 15,000ft long historic runway 15 at NASA's Kennedy Space Center.

Starfighters International operates one of the world's only fleet of flight-ready supersonic jets for air-launch flight tests of hypersonic vehicles and other services. Operating under authorization from the Federal Aviation Administration, at the time of contract award our operations will make 19 aircraft available to government and commercial customers. Our AT high speed launch platforms are the MACH 2.0+ F-104 and F-4 aircraft. These launch vehicles are maintained by a flight crew that includes aeronautic and aerospace professionals, FAA certified technicians, mechanics, engineers and pilots providing support for government and commercial customers.

Our AT and ST platforms are enabled by a broad relationship with Kennedy Space Center

Figure 1 The F-4 has supported rocket testing since the 1960's when first used in support of the Titan program. The F-4 Phantom II is a tandem two-seat, twin-engine, all-weather, long-range supersonic jet interceptor with a top speed of over Mach 2.2. It can carry more than 18,000 pounds (8,400 kg) of payload on nine external hardpoints.

Figure 2 F-104 -Designed by Lockheed, the F-104 was operated by the U.S. Air Force, NASA, and foreign air forces until 2005. The F-104 operates at speeds excess of Mach 2+ and altitudes 100,000+ feet. Starfighters' fleet features latest production F-104 jets, obtained from Italian Air Force—fully certified/permitted by the FAA.

providing our customers access to 30 labs for destructive and non-destructive testing all secured within a federal facility. Starfighters is a prime example of how incorporating commercial providers into MACH-TB 2.0 will allow DoD to efficiently and affordably achieve their desired testing cadence.

EXIBIT B

Starfighters International F-104 and F-4 aircraft represent the only standing commercial capability to offer supersonic jets for air-launch flight tests of hypersonic vehicles and other services. Our HQ is located near the 15,000ft long historic Runway 15 at NASA's Kennedy Space Center. Operating under authorization from the Federal Aviation Administration, at the time of contract award our operations will make 19 aircraft available to government and commercial customers. Our high-speed launch platforms are the MACH 2.0+ F-104 and F-4 aircraft. These launch platforms are enabled by a broad relationship with Kennedy Space Center providing our customers access to 30 labs for destructive and non-destructive testing, all located within a secured federal facility. Starfighters International is a prime example of how incorporating commercial providers into MACH-TB 2.0 will allow DoD to efficiently and affordably achieve their desired testing cadence.

Starfighters International: Capabilities

- Captive carry payload testing
- Windstream testing for supersonic or launch conditions
- Payloads for high altitude and hypersonic testing
- Termination flight system testing
- Space flight qualification
- Suborbital spaceflight simulation
- Supersonic and hypersonic research
- Hardware testing

Our Platforms: The F-104 was designed in the 1950s by Lockheed. It was a 'right stuff' jet operated by the U.S. Air Force, NASA, and more than a dozen foreign air forces. It was officially retired from government service in 2005 by the Italian Air Force. The F-104 can operate at speeds in excess of Mach 2 and holds the current altitude record of 103,674 feet. Its brute-force flight capabilities made the F-104 a go-to aircraft for NASA astronaut training in the 1960s and earned the nickname a '*missile with a man in it*'. Starfighters' fleet features some of the latest production F-104 aircraft obtained from the Italian Air Force along with an inventory of spare parts and support equipment. Our fleet includes both one and two-seat versions fully certified/permitted by the FAA. The Italian-made F-104S, the most capable model, can achieve sustained speeds of MACH 2.2 in both level and climbing flight profiles and altitudes in excess of 100,000 feet.

Exhibit C

Cost for Starfighters to Move Assets to Midland Texas - Phase 2

Category	Cost	Note
Take apart and reassemble F-104 (Aircraft 2)	$50,000	1,000 MH at $50 = $50,000
Cranes Florida (for F-104 and 10 engines)	$20,000	Well planned to reduce costs - and for first set of engines
Cranes Texas (for F-104 and 10 engines)	$20,000	Well planned to reduce costs - and for first set of engines
Trucking to Texas (for F-104)	$25,000	
Trucking for Engines (first set of 10)	$70,000	At $14,000 (2 engines per truck) 5 trucks required
Trucking for Engines (second set of 8)	$56,000	At $14,000 (2 engines per truck) 4 trucks required
Cranes Florida (for 8 engines)	$20,000	
Cranes Texas (8 engines)	$20,000	
747 move from London to Midland	$250,000	
Platform 2 flying to Texas from Kennedy Space Center*	$1,160,000	8 Platforms 2s at a cost of $145,000 each*
To accomplish moving the above listed equipment to Midland the crew will need to be in Midland for a minimum of six week spread over five months.		
Crew Per Diem	$21,960	At IRS rate of $183 for MD TX
Hotel	$28,800	
Airfare	$22,800	
Total	$1,764,560	

* Moving 8 Platform 2s will be done by flying them into Midland. Because of the aircraft will have to land and overnight at Stennis International Airport in Mississippi along with the crew means this will be a major event. The jets will be flow in 2 sets of 3 and one stet of 2. The cost for the crew are included in this cost.

Exhibit D

MIDLAND INTERNATIONAL AIRPORT
INDUSTRIAL PARK
SECTION 8
CR 118
CR 117
MIDLAND INTERNATIONAL AIRPORT
INDUSTRIAL PARK
SECTION 8